Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Walter Investment Management Corp., or Walter Investment or the Company, GTCS Holdings, LLC and its subsidiaries, or Green Tree, Reverse Mortgage Solutions, Inc. and its subsidiaries, or RMS, and the historical abbreviated financial information of Certain Servicing and Origination Operations of Residential Capital, LLC, or ResCap, and has been prepared to reflect the acquisitions of RMS on November 1, 2012 by a wholly-owned subsidiary of Walter Investment, and the acquisition of Certain Servicing and Origination Operations of ResCap, or the Acquisitions, the acquisition of Mortgage Servicing Rights (or “MSR”) assets, or the MSR Asset Purchase, as well as the equity and convertible debt offerings of October 2012, the refinancing of the secured credit facility in November of 2012, and the expansion of the November 2012 secured credit facility in January 2013, collectively, the Transactions. The pro forma data in the unaudited pro forma condensed combined balance sheet as of September 30, 2012 assume that the Transactions had occurred on September 30, 2012. The data in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the nine months ended September 30, 2012 assumes that the Transactions had occurred on January 1, 2011. The pro forma condensed combined statements of operations for the year ended December 31, 2011 also include the impact of the acquisition of Green Tree on July 1, 2011 as if it had occurred on January 1, 2011. For additional information relating to the Green Tree pro forma adjustments, refer to the Company’s Form 8-K/A filed with the Securities and Exchange Commission, or SEC, on August 29, 2011. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisitions of Green Tree, RMS, ResCap, and the MSR Asset Purchase, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements, abbreviated financial statements, and accompanying notes:

•

audited historical consolidated financial statements of Walter Investment for the year ended December 31, 2011, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

audited historical consolidated financial statements of RMS for the year ended December 31, 2011, and the related notes included as exhibit 99.1 in the Company’s Form 8-K filed with the SEC on October 15, 2012;

•

unaudited historical interim condensed consolidated financial statements of Walter Investment as of, and for the nine months ended, September 30, 2012 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012;

•

unaudited historical interim condensed consolidated financial statements of RMS as of, and for the nine months ended, September 30, 2012 and the related notes included as exhibit 99.2 in the Company’s Form 8-K/A filed with the SEC on January 17, 2013; and

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unaudited historical interim condensed consolidated financial statements of Green Tree as of, and for the six months ended, June 30, 2011 and the related notes included as exhibit 99.3 in the Company’s Form 8-K/A filed with the SEC on August 29, 2011.

•

audited historical abbreviated Statements of Assets to be Acquired and Liabilities Assumed of Certain Servicing & Origination Operations, a Component of Residential Capital, LLC, as of September 30, 2012 and December 31, 2011, and the related Statements of Revenues and Direct Operating Expenses for the nine month period ended September 30, 2012 and each of the two years in the period ended December 31, 2011 and the related notes included within this report as exhibit 99.1.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transactions been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the Transactions, including, but not limited to, synergies or revenue enhancements arising from the Acquisitions. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(in thousands)

				Pro Forma Adjustments
	Historical			October 2012 Equity Offering		October 2012 Convertible Debt Offering		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Acquisition
	Walter Investment	RMS	ResCap (Abbreviated)															Condensed Pro Forma Combined
ASSETS		M	P
Cash and cash equivalents	$38,536	$19,573	$—	$289,800	A	$(4,718	) B	$(95,000	) E	$268,000	H	$820,875	J	$(717,000	) K	$(342,000	) L	$278,066
Restricted cash and cash equivalents	391,788	1,125	—							—		—		—		—		392,913
Residential loans, net	2,187,113	4,784,208	—					199,142	G	—		—		—		—		7,170,463
Receivables, net	208,284	4,104	22,087			16,549	D	418	F	2,256	I	—		—		—		253,698
Servicer and protective advances, net	129,631	17,235	182,364							—		—		995,000	K	—		1,324,230
Servicing rights and related intangible assets, net	212,697	11,506	298,465					11,440	G	—		—		518,000	K	—		1,052,108
Goodwill	471,282	—	—					49,919	G	—		—		—		—		521,201
Intangible assets, net	119,334	—	—					21,300	G	—		—		—		—		140,634
Premises and equipment, net	118,810	2,419	10,515					13,000	G	—		—		—		8,619	L	153,363
Other assets	107,711	16,793	—			(2,023	) B			12,163	I	12,000	J	—		—		146,644

Total assets	$3,985,186	$4,856,963	$513,431	$289,800		$9,808		$200,219		$282,419		$832,875		$796,000		$(333,381)		$11,433,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities	$165,044	$16,998	$30,050	$13,651	A	$9,274	B	$1,100	F	$16,413	I	$12,000	J	$—		$—		$264,530
Servicer payables	334,653	—	—									—		—		—		334,653
Servicing advance liabilities	99,038	—	—									—		796,000	K	150,000	L	1,045,038
Debt	680,757	110,515	—			(53,059	) B			269,686	H	820,875	J	—		—		1,828,774
Mortgage-backed debt	2,119,486	—	—									—		—		—		2,119,486
Liability to GMNA Trusts	—	4,722,051	—					145,024	G			—		—		—		4,867,075
Deferred tax liability, net	30,525	(17,116)	—			31,667	C	37,946	G			—		—		—		83,022

Total liabilities	3,429,503	4,832,448	30,050	13,651		(12,118)		184,070		286,099		832,875		796,000		150,000		10,542,578
Stockholders’ equity:
Preferred stock																		—
Common stock	289	—	—	69	A			9	E			—		—		—		367
Additional paid-in capital	191,571	10,000	—	276,080	A	48,923	C	31,337	E			—		—		—		557,911
Retained earnings	363,315	14,515	—			(26,997	) D	(15,197	) F	(3,680	) I	—		—		—		331,956
Accumulated other comprehensive income	508	—	—											—		—		508

Total stockholders’ equity	555,683	24,515	483,381	276,149		21,926		16,149		(3,680)		—		—		(483,381	) L	890,742

Total liabilities and stockholders’ equity	$3,985,186	$4,856,963	$513,431	$289,800		$9,808		$200,219		$282,419		$832,875		$796,000		$(333,381)		$11,433,320

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands, except per share data)

					Pro Forma Adjustments
					October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Acquisition
	Historical																Condensed Pro Forma Combined
	Walter Investment	RMS	ResCap (Abbreviated)
Revenues:		M	U
Servicing revenue and fees	$305,556	$23,534	$110,111		$—		$—		$—		$—		$—		$—		$439,201
Interest income on loans	117,697	296	—		—		—		—		—		—		—		117,993
Insurance revenue	54,100	—	—		—		—		—		—		—		—		54,100
Other revenues	13,259	4,915	89,229		—		—		—		—		—		—		107,403

Total revenues	490,612	28,745	199,340		—		—		—		—		—		—		718,697

Expenses:
Salaries and benefits	165,498	18,169	56,682		—		—		—		—		—		—		240,349
Interest expense	134,347	3,807	—		(9,183	) N	—		8,086	S	37,978	T	26,865	X	5,063	Y	206,963
General and administrative	90,584	7,107	49,058		—		(1,900	) F	—		—		—		—		144,849
Depreciation and amortization	73,729	435	—		—		6,247	Q	—		—		—		—		80,411
Provision for loan losses	8,122	1,666	—		—		(1,666	) R	—		—		—		—		8,122
Other expenses	7,396	—	—		—		—		—		—		—		—		7,396

Total expenses	479,676	31,184	105,740		(9,183)		2,681		8,086		37,978		26,865		5,063		688,090

Other Gains (Losses):
Net fair value gains (losses)	8,674	17,265	(104,609)		—		29,363	R	—		—		—		—		(49,307)
Other	—	62	—		—		—		—		—		—		—		62

Total other gains (losses)	8,674	17,327	(104,609)		—		29,363		—		—		—		—		(49,245)

Net income (loss) before income taxes	19,610	14,888	(11,009	) Z	9,183		26,682		(8,086)		(37,978)		(26,865)		(5,063	) Z	(18,638)

Income tax (expense) benefit	(7,636)	(5,555)	—		(3,490	) O	(10,139	) O	3,073	O	14,432	O	10,209	O	6,107	Z	7,000

Net income (loss)	$11,974	$9,333	$(11,009)		$5,693		$16,543		$(5,013)		$(23,546)		$(16,656)		$1,044		$(11,638)

Weighted average shares outstanding
Basic	28,902				6,900		891										36,693
Diluted (1)	29,158				6,900		891										36,949
Earnings (loss) per share																	V
Basic	$0.40																$(0.32)
Diluted	0.40																(0.32)

(1)	Potentially dilutive securities consisting of stock options, totaling 0.8 million, for the nine months ended September 30, 2012, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the nine months ended September 30, 2012.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

					Pro Forma Adjustments
	Historical				Green Tree Acquisition	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Acquisition
	Year Ended December 31, 2011			Six Months Ended June 30, 2011														Condensed Pro Forma Combined
	Walter Investment	RMS	ResCap (Abbreviated)	Green Tree
Revenues:		M	U	W	W
Servicing revenue and fees	$186,177	$16,706	$202,618	$155,094	$—	$—		$—		$—		$—		$—		$—		$560,595
Interest income on loans	164,794	369	—	267	778	—		—		—		—		—		—		166,208
Insurance revenue	41,651	—	—	31,247	—	—		—		—		—		—		—		72,898
Other revenues	9,852	3,590	53,386	8,905	(1,120)	—		—		—		—		—		—		74,613

Total revenues	402,474	20,665	256,004	195,513	(342)	—		—		—		—		—		—		874,314

Expenses:
Salaries and benefits	117,736	16,089	45,164	103,643	—	—		—		—		—		—		—		282,632
Interest expense	136,246	1,816	—	17,877	35,097	(13,224)	N	—		10,783	S	50,638	T	35,820	X	6,750	Y	281,803
General and administrative	78,597	6,502	40,341	32,843	(12,340)	—		—		—		—		—		—		145,943
Depreciation and amortization	53,078	733	—	10,841	43,044	—		6,699	Q	—		—		—		—		114,395
Provision for loan losses	6,016	1,139	—	—	—	—		(1,139)	R	—		—		—		—		6,016
Other expenses	18,073	—	—	1,552	513	—		—		—		—		—		—		20,138

Total expenses	409,746	26,279	85,505	166,756	66,314	(13,224)		5,560		10,783		50,638		35,820		6,750		850,927

Other Gains (Losses):
Net fair value gains (losses)	(1,052)	13,862	(145,054)	16,393	(16,357)	—		11,837	R	—		—				—		(120,371)
Other	2,191	222	—	—	—	—		—		—		—				—		2,413

Total other gains (losses)	1,139	14,084	(145,054)	16,393	(16,357)	—		11,837		—		—		—		—		(117,958)

Net income (loss) before income taxes	(6,133)	8,470	25,445Z	45,150	(83,013)	13,224		6,277		(10,783)		(50,638)		(35,820)		(6,750)	Z	(94,571)

Income tax (expense) benefit	(63,162)	(3,214)	—	(6,457)	84,349	(5,025)	O	(2,385)	O	4,098	O	19,242	O	13,612	O	(7,104)	Z	33,953

Net income (loss)	$(69,295)	$5,256	$25,445	$38,693	$1,336	$8,199		$3,892		$(6,685)		$(31,396)		$(22,208)		$(13,854)		$(60,618)

Weighted average shares outstanding
Basic	27,593				899	6,900		891										36,283
Diluted (1)	27,593				899	6,900		891										36,283
Loss per share																		V
Basic	$(2.51)																	$(1.67)
Diluted	(2.51)																	(1.67)

(1)	Potentially dilutive securities consisting of stock options, totaling 0.7 million, for the year ended December 31, 2011, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the year ended December 31, 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Walter Investment and RMS and the abbreviated financial information of Certain Servicing and Originations Operations of ResCap. The acquisition method of accounting is based on the accounting guidance on business combinations and uses the fair value concepts defined in the accounting guidance on fair value measurements. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at the date the acquisition is completed at its then-current market price. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of Walter Investment. The financial statements and reported results of operations of Walter Investment issued after completion of the Acquisitions will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of RMS or Certain Servicing and Origination Operations of ResCap.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Acquisitions, the acquisition of MSR assets, or the MSR Asset Purchase, and related financing transactions, and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the Acquisitions, the MSR Asset Purchase, and related financing transactions, that are factually supportable and expected to have a continuing impact on Walter Investment. As a result, the unaudited pro forma condensed combined statements of operations exclude acquisition costs and other costs that will not have a continuing impact on Walter Investment, although these items are reflected in the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflecting the Acquisitions under the acquisition method of accounting are based on estimates and assumptions. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisitions and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma condensed combined financial statements.

At this time, the Company has not performed a detailed valuation to determine the fair value of the assets and liabilities acquired as part of the Acquisitions or the MSR Asset Purchase, and accordingly, the unaudited pro forma condensed combined financial information was developed using a preliminary allocation of the estimated or actual purchase prices based on assumptions and estimates which are subject to changes that may be material. Additionally, the Company has not yet performed all of the due diligence necessary to identify additional items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined financial information. The Company intends to commence the necessary valuation and other studies required to complete the acquisition and asset purchase accounting promptly upon completion of the Acquisitions and the MSR Asset Purchase and will finalize the acquisition and asset purchase accounting as soon as practicable. The acquisition accounting will be completed within the required measurement period in accordance with the accounting guidance on business combinations, but in no event later than one year following the completion of the Acquisitions.

Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of assets and liabilities associated with the Acquisitions and the MSR Asset Purchase, including, but not limited to, commitments and contingencies and other intangible assets that will give rise to future amounts of depreciation and amortization expenses that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary due diligence is performed, the final purchase price is determined and the purchase price allocation is completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or synergies that may be derived from any integration activities, both of which may have a material impact on the results of operations in periods following the completion of the Acquisitions and the MSR Asset Purchase.

Certain amounts in RMS’s and ResCap’s historical balance sheet and statements of income have been conformed to Walter Investment’s presentation.

2. Accounting Policies

RMS is in the process of being integrated with the Company. This integration includes a review by Walter Investment of RMS’s accounting policies. As a result of that review, Walter Investment may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Walter Investment is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information. Accounting policy differences may be identified after completion of the integration.

Upon consummation of the acquisition of Certain Servicing and Originations Operations of ResCap, Walter Investment will conduct a review of ResCap’s accounting policies. As a result of that review, Walter Investment may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Servicing rights, net are carried at fair value in the historical ResCap abbreviated financial information. The Company has not determined their accounting policy for the MSR’s acquired from ResCap, and has not determined if they will choose the fair value election. Other accounting policy differences may be identified after completion of the integration.

3. Purchase Price

The purchase price of the Acquisitions and MSR Asset Purchase are as follows:

RMS Acquisition

On November 1, 2012, the Company acquired all of the outstanding shares of RMS for $95 million of cash and 891, 265 shares of the Company’s common stock valued at $41,346,000 (or $46.39 per share based on the average of the high and low prices of the Company’s shares on November 1, 2012) for total consideration of $136,346,000.

ResCap Acquisition

On January 31, 2013, pursuant to the Company’s previously announced joint bid with Ocwen Loan Servicing LLC to acquire the mortgage servicing and origination and capital markets platforms of ResCap, in an auction sponsored by the U.S. Bankruptcy Court, the Company completed its acquisition of rights and assumption of certain liabilities relating to all of ResCap’s Fannie Mae MSR and related advances, and ResCap’s mortgage originations and capital markets platforms (the Certain Servicing and Origination Operations from ResCap). The purchase price of the MSR is to be adjusted as of closing, based on the unpaid principal balance of the underlying mortgages that the Company has purchased the right to service. Additionally, the receivables and advances will be purchased on the closing date, and certain payables and liabilities assumed as of the closing date. The preliminary estimated purchase price of the acquisition is $492 million, with $150 million of advance financing utilized.

MSR Asset Purchase

On January 6, 2013, the Company, through its wholly owned subsidiary, Green Tree Servicing LLC (“Green Tree”), entered into a Mortgage Servicing Rights Purchase and Sale Agreement, by and between Green Tree, as purchaser, and Bank of America, National Association (“BANA”), as seller, whereby GreenTree will acquire a MSR asset and related intangibles and advances relating to a portfolio of residential mortgage loans owned by Fannie Mae from BANA (“the MSR Asset Purchase”). The purchase price of the MSR is to be adjusted as of closing, based on the unpaid principal balance of the underlying mortgages that the Company has purchased the right to service. Additionally, the related advances will be purchased at par. The MSR Asset Purchase closed on January 31, 2013. Green Tree paid $206.7 million on January 31, 2013, representing 50% of the total MSR consideration, net of the $51.8 million earnest money deposit previously paid by Green Tree on January 7, 2013, from borrowings under the Incremental Secured Credit Facility and cash on hand. The remaining 50% will be paid on each servicing transfer date in a pro rata amount, according to the UPB of the mortgage loans transferred on each such date (in each case, together with interest at the Federal funds rate). The total preliminary estimated purchase price is $1.5 billion including advances yet to be settled on the date of each servicing transfer, with $.8 billion of advance financing projected to be utilized.

4. Pro Forma Adjustments

A.	Represents the pro forma adjustments to reflect the issuance of 6.9 million shares of the Company’s common stock on October 19, 2012 at an offering price of $42.00 per share, par value $.01 per share, net of related issuance costs of $13.7 million. The net proceeds of $276.1 million from the offering were used to fund the $95 million cash payment to the owners of RMS to partially fund the RMS acquisition, with the remaining net proceeds used to enhance the Company’s liquidity position in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness, and for working capital and general corporate purposes.

B.	The pro forma adjustments to cash and the carrying value of debt for the October 2012 issuance of the 4.5% Convertible Notes and the simultaneous repayment of the Second Lien Term Loan are as follows:

(in thousands)
Convertible Debt Offering:
Issuance of Walter Investment 4.5% convertible senior subordinated notes	$290,000
Repayment of second lien senior secured term loan	(294,718)

Net cash used by offering	$(4,718)

Adjustments to other assets:
Deferred issue costs relating to convertible senior subordinated notes	$6,806
Write-off of deferred issue costs relating to the second lien senior secured term loan	(8,829)

Total adjustment to other assets	$(2,023)

Adjustments to payables and accrued liabilities:
Issue costs relating to convertible senior subordinated notes	$9,550
Payment of accrued interest relating to the second lien senior secured term loan	(276)

Total adjustment to payables and accrued liabilities	$9,274

Adjustments to carrying value of debt:
Repayment of second lien senior secured term loan, par value	$(265,000)
Second lien senior secured term loan, unamortized discount	5,274
Issuance of 4.5% convertible senior subordinated notes, par value	290,000
4.5% convertible senior subordinated notes, unamortized discount	(83,333)

Net pro forma adjustments relating to carrying value of debt	$(53,059)

C.	The pro forma adjustment to additional paid-in capital reflects the estimated accounting impact of the convertible feature of the convertible senior subordinated notes, net of related issue costs, as well as the resulting deferred tax liability.

D.	The pro forma adjustment reflects the loss on extinguishment of debt due to repayment of the second lien senior secured term loan and the write-off of related discount and deferred issue costs. The repayment resulted in a loss on debt extinguishment of $27.0 million, net of tax benefit of $16.5 million, which is presented as an increase to receivables.

E.	The pro forma adjustments to cash and equity for the purchase of RMS are as follows:

(in thousands)
Adjustments to reflect purchase price:
Total consideration transferred	$136,346
Cash to owners of RMS	(95,000)

Issuance of Walter Investment common stock to sellers of RMS	41,346
Amount classified as common stock at $.01 par value for 891,265 shares	(9)

Amount classified as additional paid-in capital for issuance of common stock to sellers of RMS	41,337
Eliminate RMS’s historical common stock and additional paid-in capital	(10,000)

Net pro forma adjustment of common stock and additional paid-in capital for the RMS Acquisition	$31,337

F.	Reflects estimated remaining acquisition-related transaction costs and costs incurred through the nine months ended September 30, 2012. Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $3.0 million, of which $1.9M had been incurred as of September 30, 2012 and $1.1 million are remaining to be incurred. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Acquisition-related transaction costs include advisory, legal and accounting fees. Remaining estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after tax impact presented as a decrease to retained earnings. Transaction costs incurred during the nine months ended September 30, 2012 are reflected as a reduction to general and administrative expenses within the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.

(in thousands)
Adjustments to receivables, payables, and retained earnings:
Estimated remaining acquisition related transaction costs recorded as payables	$(1,100)
Related tax benefit recorded as receivable	418

Adjustment to retained earnings for estimated remaining transaction costs	(682)
Eliminate RMS’s historical retained earnings	(14,515)

Total adjustment to retained earnings	$(15,197)

G.	Reflects adjustments to record amounts at their estimated fair value assuming the RMS acquisition occurred on September 30, 2012. Management has performed a preliminary allocation of the purchase price to major assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on estimates. The final allocation of purchase price may differ significantly from the pro forma amounts included herein. The fair value of premises and equipment, servicing rights, identified intangible assets and goodwill was estimated based on cash flow analyses and related analytical procedures. The fair value of securitized Home Equity Conversion Mortgages, or HECMs, and the liability to Ginnie Mae, or GNMA, Trusts was estimated based on the net present value of projected cash flows over the estimated life of the HECM loans and liability to GNMA Trusts. The valuation considers assumptions that a market participant would consider in valuing the assets or liability, including but not limited to, assumptions for repayments, credit risk and discount rates. The detailed estimated preliminary purchase price allocation assuming the RMS acquisition occurred on September 30, 2012 is as follows:

(in thousands)
Assets:
Cash and cash equivalents	$19,573
Restricted cash and cash equivalents	1,125
Residential loans	4,983,350
Receivables	4,104
Servicer and protective advances	17,235
Servicing rights	22,946
Goodwill	49,919
Intangible assets	21,300
Premises and equipment	15,419
Other assets	16,793

Total assets acquired	5,151,764

Liabilities:
Payables and accrued liabilities	16,998
Debt	110,515
Liability to GNMA trusts	4,867,075
Deferred tax liability	20,830

Total liabilities assumed	5,015,418

Fair value of net assets acquired	$136,346

H.	In November 2012, Walter Investment refinanced its senior secured first lien credit facility. The pro forma adjustments to cash and debt are as follows:

(in thousands)
2012 senior secured first lien term loan	$700,000
Discount on 2012 senior secured first lien term loan	(7,000)

Net proceeds of 2012 senior secured first lien term loan	693,000
Repayment of 2011 senior secured first lien term loan	(425,000)

Net pro forma cash provided by refinancing	268,000
Non-cash write-off of discount from 2011 senior secured first lien term loan	1,686

Net pro forma adjustment to debt	$269,686

I.	Adjustment reflects the recording of the debt issuance costs of $16.4 million on the 2012 senior secured first lien term loan, and the loss on extinguishment of debt due to repayment of the 2011 senior secured first lien term loan and the partial write-off of related discount and deferred issue costs. The repayment resulted in a loss on debt extinguishment of $3.7 million, net of tax benefit of $2.3 million, which is presented as an increase to receivables.

J.	In January 2013, Walter Investment entered into an $825 million incremental senior secured first lien credit facility. The issuance discount was 0.5%, and the estimated deferred issuance costs are $12 million.

K.	Reflects entries to record amounts at their estimated fair value. Management has performed a preliminary allocation of the purchase price to major assets in the accompanying unaudited pro forma condensed combined financial statements based on estimates. The final allocation of purchase price may differ from the pro forma amounts included herein and those differences may be material. The adjustments reflect the Company purchasing MSR ($518 million) and related advances ($995 million) from Bank of America N.A. The purchase price of the MSR is to be adjusted as of closing, based on the unpaid principal balance of the underlying mortgages that the Company has purchased the right to service. The pro forma reflects the fair value of the MSR of $518 million being equal to their purchase price, and 80% financing of the related advances being available, resulting in a net cash requirement of $717 million. See Note 3 for more information regarding the MSR Asset Purchase.

L.	Reflects adjustments to historical financials to record the acquisition of ResCap at fair value assuming the acquisition occurred on September 30, 2012. Management has performed a preliminary allocation of the purchase price to major assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on estimates. The final allocation of purchase price will differ from the pro forma amounts included herein and those differences may be material due to potentially material changes in the amounts presented in the historical Statements of Assets to be Acquired and Liabilities Assumed for Certain Servicing & Origination Operations, a component of ResCap, as of September 30, 2012, compared to those amounts at the date of the close of the acquisition. The pro forma adjustments reflects the adjustment to record the fixed assets at fair value, as the historical financials carry fixed assets at amortized cost, financing of $150 million collateralized by the advances, and estimated purchase price. See Note 3 for more information regarding the ResCap Acquisition.

M.	Reflects the reclassification to conform to the financial results of the combined companies, as detailed in the Form 8-K/A filed with the SEC on January 17, 2013.

N.	Reflects the elimination of interest expense associated with the second lien senior secured term loan and the amortization of deferred issue costs and recording of interest on the convertible senior subordinated notes with a 4.50% interest rate. An increase of 0.25% per annum related to the interest rate on the convertible senior subordinated notes would increase pro forma interest expense by approximately $0.2 million for the nine months ended September 30, 2012 and the year ended December 31, 2011.

O.	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 38.0%. The effective rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

P.	Reflects the balances per the historical Statements of Assets to be Acquired and Liabilities Assumed for Certain Servicing & Origination Operations, a component of ResCap, as of September 30, 2012, as reclassified to conform to the Company’s presentation.

Q.	Reflects the estimated impact on depreciation and amortization for the fair value adjustment for premises and equipment, servicing rights and identified intangible assets using an estimated useful remaining life range of one and a half to ten years. Walter Investment has based these adjustments on preliminary estimates of the fair values of RMS’s premises and equipment and identified intangible assets and, therefore, the actual fair values assigned may differ materially and the impact on depreciation and amortization expense may also be materially different than the estimates provided herein.

R.	Reflects the impact of Walter Investment’s policy election to account for the HECM loans and liability to GNMA under the fair value option subsequent to the closing of the acquisition. The adjustments necessary to convert to the fair value option include (a) removing the amortization associated with the premium on the HECM loans and the liability to GNMA Trusts which decreases interest income, net, (b) removing the provision for loan losses and (c) recording the changes in fair value of the HECM loans and liability to GNMA Trusts. Future changes in fair values will be recorded in net fair value gains (losses) in the consolidated statement of operations.

S.	Reflects the increase in interest expense associated with the November 2012 first lien senior secured credit facility refinancing, which raised the principal balance by $275.0 million and reduced the interest rate by 2.0%, and the amortization of deferred issue costs. An increase of 0.25% per annum related to the interest rate on the first lien senior secured credit facility would increase pro forma interest expense by approximately $1.3 million for the nine months ended September 30, 2012 and by approximately $1.8 million for the year ended December 31, 2011.

T.	Reflects the increase in interest expense associated with the incremental first lien senior secured credit facility financing, which raised the principal balance by $825.0 million and increased deferred issuance costs by $16.1 million, and the amortization of deferred issue costs. An increase of 0.25% per annum related to the interest rate on the first lien senior secured credit facility would increase pro forma interest expense by approximately $1.5 million for the nine months ended September 30, 2012 and by approximately $2.0 million for the year ended December 31, 2011.

U.	Reflects the balances per the historical Statement of Revenues and Direct Expenses for Certain Servicing & Origination Operations, a component of ResCap, for the nine months ended September 30, 2012 and for the year ended December 31, 2011, as reclassified to conform to the Company’s presentation, including the reclassification of $19,503 and $21,520, respectively, from cost to service to salaries and benefits.

V.	Pro forma basic earnings (loss) per common share has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.

W.	Reflects the impact of the acquisition of Green Tree on July 1, 2011 as of January 1, 2011. The pro forma adjustments include pro forma interest expense, including the amortization of debt discount and debt issuance costs, resulting from the issuance of debt in order to consummate this transaction, the elimination of Green Tree historical interest expense related to a facility which was paid off simultaneously with the closing, the elimination of acquisition-related transaction costs due to their non-recurring nature, the elimination of the impact of the change in fair value of Green Tree’s servicing rights as they are recorded at amortized cost subsequent to the closing, the recording of step-up depreciation and amortization of premises and equipment as well as identifiable intangible assets and the consequential tax effects including the impact due to the loss of Real Estate Investment Trust status. For additional information relating to these pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC on August 29, 2011.

X.	Apart from the increase in interest expense at an estimated interest rate of 4.5% on the associated servicing advance credit facility as discussed in pro forma adjustment K, no other adjustments have been made for direct revenue and expense of the MSR asset purchase, as historical information required to calculate these adjustments is not available. The estimated rate of 4.5% is relatively consistent with the weighted average interest rate that would be derived based on the Company’s existing servicing advance debt facilities.

Y.	Reflects the increase in interest expense at an estimated interest rate of 4.5% on the associated servicing advance credit facility as discussed in pro forma adjustment L. The estimated rate of 4.5% is relatively consistent with the weighted average interest rate that would be derived based on the Company’s existing servicing advance debt facilities.

Z.	Reflects the income tax effect of pro forma adjustments and the historical income (loss) before income taxes calculated at an estimated rate of 38.0%. The effective rate of the combined company after all acquisitions and financings could be significantly different depending upon post-acquisition activities of the combined company.

5. Pro Forma Earnings (Loss) Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share (in thousands, except per share data):

	Year ended December 31, 2011			Nine Months Ended September 30, 2012
	Loss	Shares	Per share amount	Income	Shares	Per share amount
Loss per basic share	$(60,618)	36,283	$(1.67)	$(11,638)	36,693	$(0.32)
Loss per diluted share	(60,618)	36,283	(1.67)	(11,638)	36,949	(0.32)

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share are as follows (in thousands):

	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Weighted-average shares outstanding, basic	27,593	28,902
Weighted-average shares for the Green Tree acquisition	899	—
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering	6,900	6,900

Total	36,283	36,693

Weighted-average shares outstanding, diluted	27,593	29,158
Weighted-average shares for the Green Tree acquisition	899	—
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering	6,900	6,900

Total	36,283	36,949

Potentially dilutive securities consisting of stock options and shares issuable upon conversion of convertible senior subordinated notes were excluded from the per share calculation above for the nine months ended September 30, 2012 and the year ended December 31, 2011 because their effect was antidilutive.

The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.